EXHIBIT 23.1(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Radian Group Inc. of our report dated March 14, 2008 relating to the Radian Group Inc. financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Radian Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 26, 2008 relating to the Radian Group Inc. Savings Incentive Plan financial statements, which appears in the Annual Report of Radian Group Inc. Savings Incentive Plan on Form 11-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP
October 14, 2008